Exhibit 21

List of Subsidiaries

of Chisen Electric Corporation

(as of June 28, 2010)

1.           Fast More Limited,a Hong Kong company

2.           Changxing Chisen Electric Co., Ltd., a PRC company (the wholly-owned, chief operating subsidiary of Fast More Limited)

3.           Chisen Technology Holdings Corporation, a Nevada corporation